Exhibit 10.3

Execution Copy

Settlement Agreement

(the “Settlement Agreement”)

Milbank, Tweed, Hadley & McCloy LLP

Taunusanlage 15

60325 Frankfurt am Main, Germany

Settlement Agreement

dated as of February 15, 2013

by and among

1.	Deutsche Balaton AG, a stock corporation organized under the laws of the Federal Republic of Germany, with its seat in Heidelberg and its business address at Ziegelhäuser Landstraße 1, 69120 Heidelberg, and registered with the commercial register of the local court of Mannheim under HRB 338172 (“Balaton”)

2.	Gentherm Incorporated, a corporation organized under the laws of the State of Michigan, USA, with its seat in Northville, USA and its business address at Northville, Michigan, 21680 Haggerty Road, Ste. 101, 48167 USA (“Gentherm Inc.”)

3.	Gentherm Europe GmbH, a limited liability company organized under the laws of the Federal Republic of Germany, with its seat in Augsburg and its business address at Ulmer Straße 160B, 86156 Augsburg, and registered with the commercial register of the local court of Augsburg under HRB 25596 (“Gentherm Europe”)

- the parties under 2. and 3. collectively “Gentherm” -

- Balaton, Gentherm Inc. and Gentherm Europe each a “Party” and,

collectively, the “Parties” -

Table of Contents

1. Definitions	7
2. Increase of the DPLTA Cash Consideration	8
3. No Exercise of DPLTA Put Option by Balaton	10
4. Withdrawal of Balaton Actions	10
5. Further Undertakings of Balaton	11
6. Costs	12
7. Application of Framework Agreement	12

List of Annexes

Annex	Topic

Annex P.11	Executed Framework Agreement

Annex 2.1	Letter of Comfort

Annex 4.1	Declarations of Withdrawal

Preamble

P.1	Whereas, Gentherm Inc. holds all shares in Gentherm Europe.

P.2	Whereas, Gentherm Europe holds 2,429,403 of the bearer shares with no par value (auf den Inhaber lautende Aktien ohne Nennbetrag (Stückaktien)) in W.E.T. Automotive Systems A.G., a stock corporation organized under the laws of the Federal Republic of Germany with its seat in Odelzhausen, its business address at Rudolf-Diesel-Str. 12, 85235 Odelzhausen and registered with the commercial register of the local court of Munich under HRB 119793 (the “Company”) and Gentherm Inc. holds 2,660 of the bearer shares with no par value (auf den Inhaber lautende Aktien ohne Nennbetrag (Stückaktien)) in the Company. The Company has a registered share capital of EUR 9,600,000 divided into 3,200,000 bearer shares with no par value (each a “W.E.T. Share”), which are admitted for trading in the Regulated Market of the Frankfurt Stock Exchange.

P.3	Whereas, Balaton holds 442,253 of the W.E.T. Shares (the “Shares”), which are booked on deposit accounts in different banks in Germany.

P.4	Whereas, Gentherm Europe (then named Amerigon Europe GmbH) as controlling entity and the Company as controlled entered into a domination and profit and loss transfer agreement on June 16, 2011 (the “DPLTA”).

P.5	Whereas, pursuant to Sec. 305 AktG of the German Stock Corporation Act (Aktiengesetz—“AktG”) in conjunction with § 5 of the DPLTA, Gentherm Europe is obliged to acquire, upon demand of an outside shareholder of the Company, such outside shareholder’s W.E.T. Shares against a consideration in cash (the “DPLTA Put Option” and the “DPLTA Cash Consideration”, respectively). Pursuant to § 5.1 of the DPLTA, the DPLTA Cash Consideration amounts to EUR 44.95 per W.E.T. Share for which the DPLTA Put Option is exercised. The DPLTA Put Option can only be exercised upon the DPLTA having become effective.

P.6	Whereas, the annual shareholders’ meeting of the Company dated August 16, 2011 (the “2011 Shareholders’ Meeting”) has adopted, inter alia, the following resolutions:

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resolutions under agenda item 3 and agenda item 4 on the discharge of the members of the executive board of the Company and the members of the advisory board of the Company, respectively, for fiscal year 2010 (the “Discharge Resolutions 2011”), and

-	resolution under agenda item 6 on the approval of the DPLTA (the “DPLTA Approval Resolution”).

P.7	Whereas, the annual shareholders’ meeting of the Company dated June 14, 2012 (the “2012 Shareholders’ Meeting”) has adopted, inter alia, the following resolutions:

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resolutions under agenda item 3 and agenda item 4 on the discharge of the members of the executive board of the Company and the members of the advisory board of the Company, respectively, for fiscal year 2011 (the “Discharge Resolutions 2012”), and

-	resolution under agenda item 6 on the confirmation pursuant to Sec. 244 AktG of the DPLTA Approval Resolution (the “Confirmatory Resolution”).

P.8	Whereas, following the 2011 Shareholders’ Meeting, Balaton filed a challenge and voidance action (Anfechtungs- und Nichtigkeitsklage) with the Regional Court Munich I (Landgericht München I) (file no. 5 HK O 20488/11) against the Company with respect to the Discharge Resolutions 2011 and the DPLTA Approval Resolution (the “Balaton Court Action 2011”). By first instance decision of the Regional Court Munich I (Landgericht München I) dated April 5, 2012, the court declared the DPLTA Approval Resolution void, but dismissed the Balaton Court Action 2011 with respect to the Discharge Resolutions 2011. Each of the Company and Balaton appealed against this first instance decision to the Higher Regional Court of Munich (Oberlandesgericht München) (file no. 7 U 1805/12). Such appeal has not yet been decided on.

P.9	Whereas, following the 2012 Shareholders’ Meeting, Balaton filed a challenge and voidance action (Anfechtungs- und Nichtigkeitsklage) with the Regional Court Munich I (Landgericht München I) (file no. 5 HK O 14081/12) against the Company with respect to the Discharge Resolutions 2012 and the Confirmatory Resolution (the “Balaton Court Action 2012”).

P.10	Whereas, Balaton, furthermore, filed two applications with the Regional Court Munich I (Landgericht München I) (file no. 17 HK O 27730/11 and 17 HK O 16045/12) against the Company each regarding the appointment of a special auditor pursuant to Sec. 142 para. 2 AktG (the “Balaton Court Applications” and, together with the Balaton Court Action 2011 and the Balaton Court Action 2012, the “Balaton Actions”). By first instance decision of the Regional Court Munich I dated January 17, 2013 one of the Balaton Court Applications (file no. 17 HK O 27730/11) was dismissed. The other Balaton Court Application (file no. 17 HK O 16045/12) has not yet been decided on.

P.11	Whereas, while holding up their respective legal positions regarding the subject matters of the various Balaton Actions, the Parties intend to finally settle all

Balaton Actions and in this connection have signed a framework agreement, which is attached to this Settlement Agreement as Annex P.11 (the “Framework Agreement”).

P.12	Whereas, in order to allow for the other outside shareholders of the Company a benefit of the reached Agreement, Gentherm has proposed and agreed to offer such outside shareholders of the Company an additional payment provided for in Section 2.1 to 2.7.

Now, therefore, it is agreed as follows:

1.

Definitions

“2011 Shareholders’ Meeting” is defined in Section P.6.

“2012 Shareholders’ Meeting” is defined in Section P.7.

“Additional Cash Consideration” is defined in Section 2.1.

“AktG” is defined in Section P.5.

“Balaton” is defined in the Recitals.

“Balaton Actions” is defined in Section P.10.

“Balaton Court Action 2011” is defined in Section P.8.

“Balaton Court Action 2012” is defined in Section P.9.

“Balaton Court Applications” is defined in Section P.10.

“Balaton Documentation” is defined in the Framework Agreement.

“Company” is defined in Section P.2.

“Confirmatory Resolution” is defined in Section P.7.

“Court Increase Amount” is defined in Section 2.3.

“Discharge Resolutions 2011” is defined in Section P.6.

“Discharge Resolutions 2012” is defined in Section P.7.

“DPLTA” is defined in Section P.4.

“DPLTA Approval Resolution” is defined in Section P.6.

“DPLTA Put Option” is defined in Section P.5.

“DPLTA Cash Consideration” is defined in Section P.5.

“Framework Agreement” is defined in Section P.11.

“Gentherm” is defined in the Recitals.

“Gentherm Europe” is defined in the Recitals.

“Gentherm Inc.” is defined in the Recitals.

“Parties” is defined in the Recitals.

“Party” is defined in the Recitals.

“Shares” is defined in Section P.3.

“SpruchG” is defined in Section 2.3.

“Total Cash Consideration” is defined in Section 2.1.

“W.E.T. Share” is defined in Section P.2.

2.

Increase of the DPLTA Cash Consideration

2.1	Gentherm Europe shall pay to each outside shareholder of the Company who exercises the DPLTA Put Option, in addition to the DPLTA Cash Consideration as set forth in § 5.1 of the DPLTA, a further consideration in cash in the amount of EUR 40.05 per W.E.T. Share for which the DPLTA Put Option is exercised by such outside shareholder (the “Additional Cash Consideration”). The total amount of the DPLTA Cash Consideration and the Additional Cash Consideration payable per W.E.T. Share for which the DPLTA Put Option is exercised, therefore amounts, subject to the following paragraphs, to EUR 85.00 (the “Total Cash Consideration”). Gentherm Inc. shall issue another letter of comfort (Patronatserklärung), attached hereto as Annex 2.1, which covers the total Additional Cash Consideration.

2.2	The Additional Cash Consideration shall become payable together with the DPLTA Cash Consideration and under the same terms and conditions, under which the DPLTA Cash Consideration becomes payable. However, no interest pursuant to Sec. 305 para. 3 sentence 3 AktG shall accrue on the Additional Cash Consideration; other statutory claims for interest on the Additional Cash Consideration (e.g. because undue payment (Zahlungsverzug)) shall remain unaffected.

2.3	Should the competent court in an appraisal proceeding pursuant to Sec. 1 no. 1 of the German Act on Appraisal Proceedings (Spruchgesetz – “SpruchG”) determine by non-appealable decision a consideration pursuant to Sec. 305 AktG exceeding the DPLTA Cash Consideration, or should such a consideration be agreed upon in a settlement of such appraisal proceeding or in order to avert such an appraisal proceeding, (the amount exceeding the DPLTA Cash Consideration, the “Court Increase Amount”), the Additional Cash Consideration shall be set off against such Court Increase Amount.

2.4	Furthermore, the Additional Cash Consideration shall be set off against any interest accrued pursuant to Sec. 305 para. 3 sentence 3 AktG on the DPLTA Cash Consideration and/or a Court Increase Amount.

2.5	The Additional Cash Consideration per W.E.T. Share payable to an outside shareholder exercising the DPLTA Put Option shall be reduced by the total amount of

(i)	the cash compensations (Ausgleichszahlungen) per W.E.T. Share pursuant to Sec. 304 AktG paid to outside shareholders prior to the payment of the Additional Cash Consideration to the relevant outside shareholder exercising the DPLTA Put Option; and

(ii)	dividend or other distributions per W.E.T. Share paid by the Company to its shareholders between the date of this Settlement Agreement and the payment of the Additional Cash Consideration to the relevant outside shareholder exercising the DPLTA Put Option.

2.6	The Additional Cash Consideration shall be paid out to the outside shareholders of the Company, upon their exercise of the DPLTA Put Option, concurrently with the DPLTA Cash Consideration. The payment shall be exclusively effected by wire transfer to the respective outside shareholder’s account with his depositary institute (depotführendes Institut) in exchange for re-booking the relevant W.E.T. Shares from his securities account to the relevant securities account of Gentherm Europe. The payment shall be deemed to be effected already upon its receipt by the outside shareholder’s depositary institute. In the case of a German depositary institute, the payment shall be effected free of costs and expenses for the outside shareholder; any additional charges (if any) charged by a non-German depositary institute, shall be borne by the respective outside shareholder.

2.7	The provisions of this Sec. 2 shall constitute a genuine contract for the benefit of third parties (echter Vertrag zugunsten Dritter) within the meaning of Sec. 328 of the German Civil Code in relation to the outside shareholders of the Company who are entitled to the Additional Payment pursuant to this Sec. 2.

2.8	In case Gentherm does not comply with its obligations owed to other outside shareholders in the Company as provided for in Sec. 2.1 through 2.7 of this Agreement and such other outside shareholders raise, because of such non-compliance, claims against Balaton, Gentherm shall indemnify Balaton in an amount of 90% of all proven cost and expenses resulting from such claims of other outside shareholders in the Company against Balaton.

3.

No Exercise of DPLTA Put Option by Balaton

3.1	Balaton, Gentherm Inc. and Gentherm Europe have agreed in a separate agreement on a sale of all Shares to Gentherm Europe against a cash payment and shares in Gentherm Inc. as consideration.

3.2	In consideration thereof, Balaton hereby undertakes vis-à-vis each of Gentherm Europe and Gentherm Inc. not to exercise the DPLTA Put Option for any of the Shares.

3.3	Furthermore, Balaton undertakes vis-à-vis each of Gentherm Europe and Gentherm Inc. not to exercise the DPLTA Put Option for any W.E.T. Shares Balaton may hold in the future and to ensure that none of its current subsidiaries or affiliates (in the meaning of Section 290 German Commercial Code – HGB) will exercise the DPLTA Put Option for any W.E.T. Shares such subsidiaries or affiliates may hold in the future; provided however, that any W.E.T. Shares held by subsidiaries or affiliates on the date hereof may be the subject of exercise of the DPLTA Put Option. The aforementioned obligation of Balaton in relation to subsidiaries shall only apply to the extent legally possible. To the extent Balaton will acquire or otherwise own after the date hereof a subsidiary or affiliate in the meaning of Section 290 German Commercial Code (HGB) which owns shares in the Company, Balaton shall procure that such subsidiary or affiliate shall sell the shares in the Company for a price of EUR 85 per share to Gentherm Europe GmbH instead of exercising the DPLTA Put Option for such shares.

3.4	The publications required in connection with the technical execution of the DPLTA and the DPLTA Put Option shall be handled by the Company and Gentherm Europe, respectively.

4.

Withdrawal of Balaton Actions

4.1	Balaton hereby undertakes vis-à-vis each of Gentherm Inc. and Gentherm Europe to withdraw in full each of the Balaton Court Action 2011, the Balaton Court Action 2012 and the Balaton Court Applications by filing respective declarations of withdrawal (Klage- bzw. Antragsrücknahme) substantially as attached to this Settlement Agreement in draft form as Annex 4.1 with the respective competent courts.

4.2

Upon request of Gentherm Inc., Balaton shall declare its consent to the registration of the DPLTA vis-à-vis the commercial register and shall make all other declarations and take all other measures reasonably requested by Gentherm Inc. which are necessary or expedient to allow for a swift registration of the DPLTA with the commercial register. However, this does not include any voting rights instructions or constitutes an acting-in-concert; as long as Balaton owns the Shares, Balaton exclusively exercises the voting rights and is free and not bound as to its voting rights pursuant to this Settlement Agreement.

4.3	Balaton undertakes vis-à-vis each of Gentherm Inc. and Gentherm Europe not to initiate (directly or indirectly) any further proceedings or investigations, and not to assert or assign any claims or take any other legal steps, against the Company, Gentherm Inc., Gentherm Europe or any of their respective officers, directors, or other members of corporate bodies with respect to any matter which (i) existed prior to the date hereof and are the subject of the Balaton Actions, or (ii) which exists on the date hereof and relates to the Company, or (iii) which exists on the date hereof and could reasonably be known to Balaton and relates to Gentherm Inc. and Gentherm Europe. To the extent any such proceedings or investigations have already been initiated, or such claims made or steps taken, by Balaton or any of its subsidiaries, Balaton shall ensure that they are promptly withdrawn or otherwise terminated, provided that this obligation shall apply to subsidiaries of Balaton to the extent legally possible. In particular, neither Balaton nor, to the extent legally possible, its subsidiaries or affiliates shall challenge the validity or effectiveness, or claim the voidance, of the DPLTA, the DPLTA Approval Resolution or of any other resolution of the 2011 Shareholder’s Meeting, the 2012 Shareholder’s Meeting or of any other past, present or future shareholders’ meeting of the Company. Furthermore, Balaton undertakes not to join or support in any manner any third party in connection with an action described in this Section 4.3, except for withdrawals or other terminations of proceedings or investigations.

4.4	Upon execution of all actions provided for in Section 5.2 and 5.3 of the Framework Agreement, all claims of Balaton relating to the Balaton Actions or otherwise in connection with Balaton’s shareholding in the Company or any actions of the officers, directors or other members of the corporate bodies of Gentherm Inc., Gentherm Europe or the Company and their termination are settled and, as a matter of precaution to the extent still existing after the execution of the actions provided for in Section 5.2 and 5.3 of the Framework Agreement, are hereby waived, such waiver hereby accepted by Gentherm Inc. as the representative of any of the aforementioned legal and natural persons who are not party to this Agreement.

5.

Further Undertakings of Balaton

5.1	Balaton undertakes vis-à-vis each of Gentherm Inc. and Gentherm Europe, not to acquire or offer to acquire (in either case, directly or indirectly) any shares in the Company for a period of four years.

5.2	Balaton undertakes vis-à-vis each of Gentherm Inc. and Gentherm Europe, not to undertake or support any action that would have the potential to reduce the number of shareholders of the Company that exercise the DPLTA Put Option. Balaton also undertakes vis-à-vis each of Gentherm Inc. and Gentherm Europe, not to undertake or support any action that would have the potential to negatively impact the execution and registration of a squeeze-out of minority shareholders in the Company.

5.3	Balaton shall, to the extent legally possible, impose the undertakings of Sections 4.2, 4.3, 5.1 and 5.2 on its respective legal successor.

6.

Costs

6.1	Balaton undertakes not to file an application for determination of costs by court (Kostenfestsetzungsantrag) in relation to any of the Balaton Actions.

6.2	Gentherm Europe shall reimburse to Balaton the legal court fees payable by Balaton in relation to the Balaton Actions plus an additional lump sum of EUR 25,000 for lawyer’s cost Balaton had in connection with the Balaton Actions (except for the legal court fees in relation to the Balaton Court Application with file no. 17 HK O 27730/11) upon respective invoice by Balaton (to which adequate evidence for such court fees shall be attached). The above payment shall fall due within 10 banking days from the later of (i) the receipt of the respective invoice by Gentherm Europe and (ii) the registration of the DPLTA with the commercial register of the Company. Gentherm indemnifies Balaton against all costs the Company claims from Balaton as a result of the withdrawal of any or all of the Balaton Actions, e.g., filed by an application for determination of costs by court (Kostenfestsetzungsantrag) by the Company in relation to any of the Balaton Actions.

6.3	The provisions of Sec. 6.1 and Sec. 6.2 above are subject to the conditions precedent of the withdrawal of all Balaton Actions having been effected by Balaton pursuant to Sec. 4.1 sentence 1 above and the condition that Balaton have complied, in all material respects, to each of its obligations under this Agreement and each of the other agreements of the Balaton Documentation.

6.4	For the avoidance of doubt, the foregoing provisions shall not affect, and are not to the benefit of, any person involved in any of the Balaton Actions who is not a Party (except for the Company).

7.

Application of Framework Agreement

Sections 6 (Confidentiality), 8 (Notices), 9 (Choice of Law, Venue), 10 (Interpretation, Formalities, Severability) and 11 (Miscellaneous) of the Framework Agreement shall apply to this Settlement Agreement mutatis mutandis. The Parties are aware that this Agreement becomes effective upon Publication as defined in the Framework Agreement.

[remainder of page intentionally blank]

SIGNATURE PAGE – SETTLEMENT AGREEMENT

IN WITNESS WHEREOF, the Parties have caused this Settlement Agreement to be signed by a duly authorized signatory thereof, all as of the date first written above.

Deutsche Balaton AG

/s/ Jens Jüttner

Gentherm Europe GmbH	Gentherm Incorporated

/s/ Peter Memminger, as representative based on a PoA	/s/ Peter Memminger, as representative based on a PoA

Annex P.11 – Executed Framework Agreement

[See the executed Framework Agreement which is part of this publication.]

Annex 2.1 – Letter of Comfort

Gentherm Incorporated

21680 Haggerty Road, Ste. 101

Northville, Michigan, USA

Patronatserklärung

1.      Die Gentherm Europe GmbH, eingetragen im Handelsregister des Amtsgerichts Augsburg unter HRB 25596 (“Gentherm Europe”), hat mit der W.E.T. Automotive Systems Aktiengesellschaft, eingetragen im Handelsregister des Amtsgerichts München unter HRB 119793 (“W.E.T. AG”), haben am 16. Juni 2011 einen bisher noch nicht im Handelsregister eingetragenen Beherrschungs- und Gewinnabführungs-vertrag abgeschlossen (der “Beherrschungs- und Gewinnabführungs-vertrag”).

Letter of Comfort

1.      Gentherm Europe GmbH, registered with the commercial register at the local court of Augsburg under HRB 25596 (“Gentherm Europe”), entered on June 16, 2011 into a not yet registered domination and profit and loss transfer agreement with W.E.T. Automotive Systems Aktiengesellschaft, registered with the commercial register at the local court of Munich under HRB 119793 (“W.E.T. AG”) (the “Domination and Profit and Loss Transfer Agreement”).

2.      In § 2 einer Vereinbarung vom 15. Februar 2013 (abgeschlossen unter anderem zwischen Gentherm Europe und Deutsche Balaton AG mit der Bezeichnung “Settlement Agreement” (die “Vereinbarung”)) hat sich Gentherm Europe verpflichtet, eine freiwillige zusätzliche Zahlung an diejenigen außenstehenden Aktionäre der W.E.T. AG zu zahlen, die ihre Aktien der Gentherm Europa gemäß den Bestimmungen des Beherrschungs- und Gewinnabführungsvertrages andienen. Die Berechnung und die tatsächliche Höhe dieser zusätzlichen freiwilligen Zahlung (die “freiwillige Zahlung”) ergeben sich aus § 2 der Vereinbarung.

2.      Pursuant to Section 2 of an agreement dated February 15, 2013 (Gentherm Europe and Deutsche Balaton AG are among others parties of this so called Settlement Agreement (the “Agreement”)) Gentherm Europe is obliged to pay by choice an additional amount to these outside shareholders of W.E.T. AG, which under the regulations of the Domination and Profit and Loss Transfer Agreement offer their shares to Gentherm Europe. The calculation and the final amount of this additional and optional payment (the “Optional Payment”) are stipulated in Section 2 of the Agreement.

3.      In § 2 der Vereinbarung hat sich Gentherm, Inc. mit Sitz in Northville, Michigan, USA (“Gentherm, Inc.”) verpflichtet auch hinsichtlich der Gesamthöhe der Freiwilligen Zahlung eine Patronatserklärung abzugeben.

3. Under Section 2 of the Agreement Gentherm, Inc. with its seat in Northville, Michigan USA (“Gentherm, Inc.”) is obliged to issue a new letter of comfort in regard of the Optional Payment.

Die Gentherm, Inc. verpflichtet sich hiermit uneingeschränkt und unwiderruflich gegenüber Gentherm Europe, dafür Sorge zu tragen, dass Gentherm Europe in der Weise geleitet wird und finanziell ausgestattet ist, dass Gentherm Europe zu jeder Zeit in der Lage ist, ihren Verpflichtungen aus § 2 der Vereinbarung nachzukommen.

Gentherm, Inc. hereby undertakes vis-à-vis Gentherm Europe, thoroughly and irrevocably, to ensure that Gentherm Europe is managed and capitalized in such manner that Gentherm Europe has, at any time, the ability to fully comply with its obligations under Section 2 of the Agreement.

Diese Patronatserklärung unterliegt dem Recht der Bundesrepublik Deutschland. Die deutsche Fassung ist maßgeblich.	This letter of comfort is subject to the laws of the Federal Republic of Germany. The German version shall prevail.
Name: Date:	Name: Date:

Annex 4.1 – Declarations of Withdrawal

Vorab per Telefax: [Faxnummer]

[Landgericht München I [Adresse]

/ Oberlandesgericht München [Adresse]]

– [7 U 1805/12 / 5 HK O 14081/12 / 17 HK O 27730/11 / 16045/12] –

In Sachen

Deutsche Balaton AG, Ziegelhäuser Landstraße 1, 69120 Heidelberg, vertreten durch den Vorstand, [Namen der Vorstandsmitglieder],

– “[Klägerin/Antragstellerin]” –

Prozessbevollmächtigte:        [Name Prozessbevollmächtigter]

gegen

W.E.T. Automotive Systems AG, Rudolf-Diesel-Straße 12, 85235 Odelzhausen, vertreten durch den Vorstand, Herren Caspar Baumhauer, Thomas Liedl und Frithjof Oldorff, [und den Aufsichtsrat, Herren Dr. Franz Scherer, Dr. Walter Hasselkus und Dr. Peter Paul Moll],

– “[Beklagte/Antragsgegnerin]” –

Prozessbevollmächtigte:        Rechtsanwälte P+P Pöllath + Partners, Kardinal-Faulhaber-

                                                   Straße 10, 8033 München

erkläre ich namens der [Klägerin/Antragstellerin]:

Die [Klägerin/Antragsstellerin] nimmt [die Klage/den Antrag] hiermit zurück.

[Name Prozessvertreter]

- Rechtsanwalt -